Exhibit 99.1
Local Bounti Announces Third Quarter 2022 Financial Results

Third quarter revenue of $6.3 million, compared to $0.2 million in the prior year period
Previously announced 5-year offtake agreement with Sam's Club for Local Bounti's leafy greens production
Reaffirms full year 2022 guidance

HAMILTON, MT – November 10, 2022 – Local Bounti Corporation (NYSE: LOCL, LOCL WS) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company combining the best aspects of vertical and greenhouse growing technologies, today announced its third quarter 2022 results for the three months ended September 30, 2022 and reaffirmed its full year 2022 guidance.

Craig Hurlbert, Co-CEO of Local Bounti, stated, "We are thrilled with the engagement we are experiencing with our retail partners for our fresh, great tasting, locally grown produce. Our recent offtake agreement with Sam's Club is an excellent example of the market's trust in our team, as well as the brands and products that have been developed over several decades."

Mr. Hurlbert continued, "Consumers, retailers, and foodservice operators alike increasingly want a resilient supply chain of locally grown, fresh, and high-quality produce items and Local Bounti will continue to deliver on that demand. We are focused first and foremost on our existing customer base to inform our decisions on how we can most efficiently deploy our capital to meet known demand through scaling up our facility network. We remain vigilant in our approach to maximizing capital efficiency to drive revenue generation, with a sharp eye on maintaining healthy gross margins so we can reach breakeven cash flow as quickly as possible."

Third Quarter 2022 Financial Summary
~~•~~Sales of $6.3 million in the third quarter of 2022, as compared to approximately $0.2 million in the prior year period. Quarterly revenue from the Company's California facilities was down slightly versus second quarter of 2022 due to an isolated delivery interruption with a logistics provider that has since been resolved. This was partially offset by revenue from the Company's Montana facility which increased 13% quarter over quarter, consistent with its pivot to an optimized mix of commercial production. Although the Georgia facility opened in the third quarter of 2022 and product is shipping out of the facility, third quarter operations were still in the commissioning phase to prepare for fulfilling Sam's Club demand. The Company expects to begin its initial shipments to Sam's Club this month, November 2022.
~~•~~Gross profit was $1.3 million in the third quarter of 2022. Adjusted gross margin percentage1 was approximately 38%, excluding depreciation and stock-based compensation. Gross profit recovered in third quarter following temporary supply challenges that were rectified during the second quarter.
•Net loss was $27.1 million in the third quarter of 2022. Adjusted EBITDA1 loss was $7.3 million, which excludes $10.9 million in stock-based compensation, $5.2 million in interest expense, $1.7 million of depreciation, $1.3 million of amortization and $0.9 million of business acquisition and strategic transaction due diligence and integration related costs. Net loss and adjusted EBITDA loss in the prior period were $10.8 million and $5.5 million, respectively.

1See reconciliation of the non-GAAP measures at the end of this press release.

Sam's Club Offtake Agreement

As previously announced on November 7, 2022, Local Bounti signed a five-year offtake agreement with Sam's Club for its leafy greens production starting at its greenhouse facility in Byron, Georgia. The Company continues to advance its expansion of the Georgia facility, which will double the existing footprint and further enhance capacity with the addition of its Stack & Flow TechnologyTM to meet pent up demand for its Local Bounti packaged salads to current customers and open the opportunity to earn new business in that region.

Commercial Facility Expansion Update

Georgia facility began shipping product in third quarter; first "Stack" section installed and undergoing commissioning
Following the completion of Phase 1-A construction in July 2022, the Company shipped its first product to customers in the third quarter of 2022, while continuing its progress toward achieving larger scale commercial production. Construction of Phase 1-B began in June 2022 and continues to progress with an expected completion in the first quarter of 2023. As a component of Phase 1-B's construction, the Company also began construction on the integration of its Stack & Flow Technology™, of which the first section, initially dedicated largely to R&D efforts, will be completed in the fourth quarter of 2022 with an anticipated service date commencing in the first quarter of 2023. The integration of the remaining Stack will be completed during the second quarter of 2023. Stack & Flow Technology™ will be integrated across both Phase 1-A and 1-B, which is expected to add approximately 40% of incremental revenue generating capacity to the finished Georgia facility which will be comprised of six acres of greenhouses and multiple climate, water and spectral controlled Stack zones.
Texas facility site selected; expected closing on land acquisition during fourth quarter of 2022
Local Bounti selected Mount Pleasant, Texas as the site for its next facility. This location was selected based on customer demand and proximity to existing customers' distribution networks. The Company is working through the closing process for the parcel, which is expected to be completed toward the end of November 2022, with construction activities beginning shortly thereafter. The Texas facility will be comprised of a six-acre greenhouse facility and multiple Stack zones. The Company anticipates the facility will be operational in the fourth quarter of 2023.

Pasco, Washington facility progress
The Pasco, Washington facility continues to progress, with anticipated completion in third quarter 2023. This facility will be comprised of multiple Stack zones and three acres of greenhouse.
Brand Performance, SKU Development and Sustainability Advancement

The Local Bounti brand is resonating with consumers and was the #3 CEA lettuce brand in the U.S. in tracked channels year-to-date 2022 based on Nielsen data. Local Bounti's Spring Mix 4.5oz was the #1 new item launched in the Salad and Greens category and in the top 30% of all new items launched within the overall Produce category with one of the Company's national customers. This performance follows up on launches in the prior year where Local Bounti's products represented the top three new items in the Salad and Greens category at the same retail account. Today, the Company's product assortment consists of 23 SKUs.

In October 2022, Local Bounti successfully launched into the value-added segment with two Grab & Go Salad SKUs – Modern Greek and Poppy Power. Based on the launch's success to date and customer feedback, Local Bounti will advance the next phase of expansion adding additional SKUs and expects to reach approximately 100 stores in the first quarter of 2023.

At this year's IFPA (International Fresh Produce Association) show in Orlando, Florida in October 2022, Company leadership met with numerous customers, showcased its core items and sampled new products.  Over a two-day period, the Company provided more than 1,000 samples of its new Grab & Go Salads, which were met with a tremendous amount of interest and positive response.  The Packer, which is a leading periodical covering the fresh produce industry for more than a century, also recognized Local Bounti and its new items as a 'top trend' at this year's show.

Sustainability Advancement

The Company advanced its packaging sustainability efforts by joining the Sustainable Packaging Coalition®. The Sustainable Packaging Coalition brings together businesses, educational institutions, and government agencies to collectively strengthen and advance the business case for more sustainable packaging. High performance packaging is critical to Local Bounti's ability to maximize product life, which dramatically reduces food waste and improves our consumers' experience.

Continued Support from Marquee Existing Investors to Support Growth

The Company ended the quarter with cash, cash equivalents and restricted cash of $24.0 million and approximately $34.4 million of undrawn capacity on its credit facility with Cargill Financial Services International, Inc. Subsequent to the end of the third quarter, in October 2022, Local Bounti arranged a $23.3 million private investment in public equity (PIPE) investment in the Company with significant investment coming from existing investors, including Fidelity

Management & Research Company and BNP Paribas. The PIPE proceeds, when added to the Company's September 30, 2022 cash, cash equivalents and restricted cash balances, along with the $34.4 million of undrawn capacity on the Company's credit facility with Cargill provide for more than $80 million of total liquidity. Local Bounti had approximately 94.3 million basic and diluted shares outstanding as of September 30, 2022, and had an additional 11.5 million warrants outstanding and approximately 10.2 million restricted stock units outstanding. As of September 30, 2022, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 116.0 million shares outstanding.

Financial Outlook

Management is reaffirming its full year 2022 sales guidance of at least $20 million, including partial year contribution from its acquisition of Pete's which closed in April 2022. The Company continues to expect to achieve initial annual run-rate revenue of at least $30 million at full production from its California and Georgia (Phase 1-A) facilities, excluding the expected future positive impact from additional capacity due to incorporating Stack & Flow Technology™ at all three facilities.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Thursday, November 10, 2022. To participate on the live call, listeners in North America may dial (888) 428-7458 and international listeners may dial (862) 298-0702.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti
Local Bounti is redefining indoor farming with an innovative method – its proprietary Stack & Flow Technology™ – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 10,000 retail doors with its two brands: Local Bounti® and Pete's®. We grow healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Our sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'bring our farm to your kitchen in the fewest food miles possible,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or eatpetes.com, or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by words such as "anticipate," "approximate," "believe," "commit," "continue," "could," "estimate," "expect," "hope," "intend," "may," "outlook," "plan," "project," "potential," "should," "would," "will" and other similar words or expressions. Forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of the Company. The forward-looking statements in this press release address a variety of subjects including, for example, projected financial information, statements regarding estimates and forecasts of other financial and performance metrics, projected costs of building or acquiring facilities, projections of market opportunity and market share, and the business prospects of the Company following the Pete's transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti's ability to effectively integrate the recently acquired operations of Pete's into its existing operations; the uncertainty of projected financial information; Local Bounti's increased leverage as a result of additional indebtedness incurred in connection with the recent acquisition of Pete's; restrictions contained in Local Bounti's debt facility agreements with Cargill Financial Services, Inc.; Local Bounti's ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; and unknown liabilities that may be assumed in acquisitions; Local Bounti's ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; Local Bounti's ability to build out additional facilities; Local Bounti's ability to fulfill its obligations under offtake or other customer agreements and the impact of these types of agreements on operations; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to maintain its gross margin and decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti's facilities; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands it may acquire; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive natural food market; Local Bounti's ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti's ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022, as supplemented by subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted selling, general and administrative, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, amortization, and adjusted to exclude stock-based compensation expense, business combination fair value basis adjustment to inventory, business acquisition and strategic transaction due diligence and integration related costs, restructuring and business realignment costs, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation, stock-based compensation, business combination related integration costs, and business combination fair value basis adjustment to inventory. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted selling, general and administrative as selling, general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and restructuring and business realignment costs.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three and nine months ended September 30, 2022 and 2021.

Contact:

Kathleen Valiasek, Chief Financial Officer
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,227	$96,661
Restricted cash and cash equivalents	19,754	4,416
Accounts receivable, net	2,221	110
Inventory, net	3,777	922
Prepaid expenses and other current assets	3,303	3,399
Total current assets	33,282	105,508
Property and equipment, net	140,363	37,350
Operating lease right-of-use assets	156	55
Goodwill	38,476	—
Intangible assets, net	48,949	—
Other assets	903	1,017
Total assets	$262,129	$143,930

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$8,099	$1,920
Accrued liabilities	6,712	16,020
Operating lease liabilities	63	28
Total current liabilities	14,874	17,968
Long-term debt	113,584	11,199
Financing obligation	14,241	13,070
Operating lease liabilities, noncurrent	84	10
Total liabilities	142,783	42,247

Commitments and contingencies

Stockholders' equity
Common stock, $0.0001 par value, 400,000,000 shares authorized, 94,330,198 and 86,344,881 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	9	9
Additional paid-in capital	272,118	169,916
Accumulated deficit	(152,781)	(68,242)
Total stockholders' equity	119,346	101,683
Total liabilities and stockholders' equity	$262,129	$143,930

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$6,285	$159	$12,836	$324
Cost of goods sold(1)(2)(3)	5,015	155	11,535	281
Gross profit	1,270	4	1,301	43
Operating expenses:
Research and development(2)(3)	3,019	1,418	8,933	2,573
Selling, general and administrative(2)(3)	20,239	4,269	64,741	15,525
Total operating expenses	23,258	5,687	73,674	18,098
Loss from operations	(21,988)	(5,683)	(72,373)	(18,055)
Other income (expense):
Management fee income	38	18	96	62
Convertible Notes fair value adjustment	—	(2,083)	—	(5,067)
Interest expense, net	(5,154)	(3,079)	(12,262)	(4,752)
Other income and expense	—	(7)	—	(10)
Net loss	$(27,104)	$(10,834)	$(84,539)	$(27,822)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(0.30)	$(0.22)	$(0.98)	$(0.57)
Weighted average common shares outstanding:
Basic and diluted	89,245,019	49,131,555	86,318,432	49,131,555

(1) Amounts include the impact for non-cash increase in cost of goods sold attributable to the fair value basis adjustment to inventory in connection with acquisition of Pete's as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of goods sold	$—	$—	$1,042	$—
Total business combination fair value basis adjustment to inventory	$—	$—	$1,042	$—
(2) Amounts include stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of goods sold	$29	$—	$81	$—
Research and development	419	—	1,389	—
Selling, general and administrative	10,459	—	32,146	4,942
Total stock-based compensation expense	$10,907	$—	$33,616	$4,942
(3) Amounts include depreciation and amortization as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of goods sold	$921	$12	$1,874	$32
Research and development	229	113	760	328
Selling, general and administrative	1,757	17	4,195	32
Total depreciation and amortization	$2,907	$142	$6,829	$392

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$6,285	$159	$12,836	$324
Cost of goods sold	5,015	155	11,535	281
Gross profit	1,270	4	1,301	43
Depreciation	921	12	1,874	32
Stock-based compensation	29	—	81	—
Business combination related integration costs	140	—	568	—
Business combination fair value basis adjustment to inventory	—	—	1,042	—
Adjusted gross profit	$2,360	$16	$4,866	$75
Adjusted gross margin %	38%	10%	38%	23%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Selling, general and administrative	$20,239	$4,269	$64,741	$15,525
Stock-based compensation	(10,459)	—	(32,146)	(4,942)
Depreciation and amortization	(1,757)	(17)	(4,195)	(32)
Business acquisition and strategic transaction due diligence and integration related costs	(924)	—	(6,643)	—
Restructuring and business realignment costs	—	—	(621)	—
Adjusted selling, general and administrative	$7,099	$4,252	$21,136	$10,551

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(27,104)	$(10,834)	$(84,539)	$(27,822)
Stock-based compensation expense	10,907	—	33,616	4,942
Interest expense, net	5,154	3,079	12,262	4,752
Depreciation	1,651	142	3,477	392
Amortization	1,256	—	3,352	—
Business combination fair value basis adjustment to inventory	—	—	1,042	—
Business acquisition and strategic transaction due diligence and integration related costs	924	—	7,071	—
Restructuring and business realignment costs	—	—	621	—
Convertible notes fair value adjustment	—	2,083	—	5,067
Gain/loss from disposal of fixed assets	(28)	—	252	—
Management fee income	(38)	(18)	(96)	(62)
Other income and expense	—	7	—	10
Adjusted EBITDA	$(7,278)	$(5,541)	$(22,942)	$(12,721)